Exhibit 99.2

Script of Viatris’ Executive Chairman’s “State of the Union” message from the conference call and live webcast held at 8:30am November 7, 2022, providing a strategic update on Viatris’ February 2022 investor event.

Introduction

Good morning – almost two years ago today, we brought together two great complementary organizations to form a new company, Viatris, with the purpose of creating a sustainable global healthcare leader. Under the leadership of our board of directors along with management, we laid out a very clear and deliberate strategy to build a highly diversified company with multiple capabilities spanning numerous geographies and therapeutic areas.

At that time, we established a two-phased roadmap that detailed and emphasized our strategic priorities to deliver value to our shareholders. Phase 1 has always been designed as our setup phase for Viatris – it is about building a rock-solid foundation – setting us up for Phase 2, which is expected to be a period of renewed growth and leadership in our sector.

Up until now, we have been laser-focused on executing on Phase 1 – consisting of the years 2021 through 2023. In doing so, our priorities have been clear: integrate the two organizations, generate $1 billion in cost synergies, de-leverage the balance sheet, pay down at least $6.5 billion in debt, reduce our gross leverage to our long-term target ratio of 3x, and maintain our investment grade credit rating, all while returning capital to shareholders. Today, here’s where we stand:

First, we continue to execute on our integration plans and are well on track to capturing at least $1 billion of cost synergies by the end of Phase 1.

Second, we continue to exercise our financial discipline and intend to keep our investment grade credit rating.

Third, we paid down $4.2 billion in debt since the beginning of 2021 and are on track to paying down at least $6.5 billion by the end of Phase 1.

And lastly, we returned capital to our shareholders beginning in 2021 with our inaugural dividend, growing the dividend by 9% in 2022 given our strong cash flow generation, and plan to add to such return through the execution of our share repurchase program.

… all of this while delivering on our seventh straight quarter of strong operating results despite many industry headwinds, including inflationary pressures and a negative impact that we estimate to be approximately $1.3 billion year over year for 2022 to the top-line as a result of the material effects of adverse foreign exchange movements. We anticipate that Viatris’s second full year results will only further demonstrate the strength and robustness of our business.

This past February, we announced a strategically important transaction with Biocon Biologics regarding our biosimilars franchise, which we anticipate will close shortly. We also reported strong results on our first year of operations, as well as announced, after careful analysis, the economics and proceeds that we anticipate receiving through other potential divestitures. I will give more detail and speak more about these potential divestitures shortly.

But first, while we will remain therapeutic agnostic overall, we announced this morning two acquisitions consistent with one of our previously announced therapeutic areas of emphasis – ophthalmology. We anticipate the combined assets of these acquisitions to add to the top-line immediately and grow in the strong double-digits from there, potentially reaching to at least $1 billion in sales by 2028. As a result of the expected strong top-line growth, we anticipate these acquisitions will also add at least $500 million in adjusted EBITDA by 2028. The aggregate purchase price for the acquisitions is approximately $700-750 million, which we expect to fund with cash-on-hand upon closing. Michael and Rajiv will discuss more about this in their prepared remarks.

Furthermore, given that we believe that our shares are significantly undervalued, our view is that, in addition to investing in growth assets, repurchasing our shares is another one of the best uses of our cash. Therefore, we intend to increase our return of capital to shareholders not only through the continuation of our dividend, but also, following the receipt of the proceeds of the Biocon Biologics transaction, we intend to begin executing in 2023 on the $1 billion stock repurchase program authorized by our board of directors earlier this year.

And now with almost two years of operations under our belt, we are even more confident in the strength of our platform and can more fully address a number of important questions that we have received from investors since our last Investor Update. These include:

1.	Further details on our planned divestitures;

2.	The stability of our base business post Phase 1;

3.	Our future capital allocation priorities and plans for Phase 2;

4.	How we will return our business back to growth; and lastly,

5.	Confidence in our ability to ultimately execute on all the actions we have outlined today.

Planned Divestitures

I will start with our announced divestitures.

In February, management provided commentary with respect to our planned divestitures. We currently expect approximately $5 to 6 billion in pre-tax proceeds in addition to the proceeds expected from the sale of our biosimilars business. In order to fully address the stability and outlook of our current base business in Phase 2 (2024 and beyond), I will identify for you additional detail on the planned assets to be divested. It is important to note that these identified assets, which once were core assets to us in the past based on where we were in our business lifecycle then, but have been determined not to be core assets today based on where we are taking Viatris on a go-forward basis — which is continuing to move up the value chain. Similar to our biosimilars transaction, we believe some additional benefits of divesting these non-core assets are reduced SG&A cost, reduced capital expenditures, and the aggregate average gross margin profile of these assets is lower than the company’s current gross margin as a whole.

The non-core assets that have been identified and that we intend to divest are as follows:

1.	Our OTC business;

2.	Our women’s health care business;

3.	Our Active Pharmaceutical Ingredients (API) business while retaining some selective development API capabilities; and lastly

4.

Certain geographic markets that were part of the combination with the Upjohn business that are smaller in nature and in which we had no established infrastructure prior to or following the transaction.

We expect to complete these planned divestitures by the end of 2023, and also expect the proceeds to provide additional significant financial flexibility for both our Phase 1 and Phase 2 commitments.

Stability and Outlook of Our Current Base Business

Now that I have addressed our divestiture plans, let me provide some additional detail on the outlook of our current base business in Phase 2. My comments will refer to the base business from that point going forward but before any positive impact of the two acquisitions we announced this morning unless otherwise indicated.

We believe that our base business will be well-positioned to deliver 1% organic top-line growth long-term. This is supported primarily by our strong internal organic pipeline for our new product launches. We expect our strong pipeline alone to more than offset our annual base business erosion, which we now expect to be 2-3% beginning in Phase 2 vs. previous forecasts of 4-5% that we modeled for Phase 1. Rajiv will provide more details later.

Additionally, when including the potential financial impact of the two acquisitions announced this morning, which we expect will only be additive to our growth, we are targeting during Phase 2 a top-line total revenues CAGR of approximately 3%, adjusted EBITDA CAGR of approximately 4-5%, and MOST importantly, an adjusted EPS CAGR of approximately mid-teens. Note that while these CAGRs include the acquisitions announced this morning, they do not take into consideration the positive impact of any future business development or M&A. These targets reflect our commitment to executing and delivering growth to our business only using the assets that we already have in-house, a continuation of paying down debt and thereby decreasing net interest expenses, and most importantly, returning capital to shareholders through our anticipated future share repurchases, which I will discuss shortly.

For modeling purposes, you should consider two adjustments in exchange for the additional $8 to $9 billion of aggregate pre-tax proceeds we anticipate to receive by the end of 2023 or shortly thereafter from all of our divestitures including of our biosimilars business. Therefore, as we enter Phase 2 beginning in 2024, you should think about making the following adjustments from where we see ourselves for 2022:

1.	An adjustment of $2.1 billion in revenues and $700 million in adjusted EBITDA to reflect the four planned divestitures just mentioned including our biosimilars business.

2.

An adjustment of approximately $300 million in increased R&D expenses, partly due to the impact of the recent SEC guidelines for licensing deals that were previously excluded from adjusted EBITDA but will be included in the future. Also in that number are some continuing development expenses for the two acquisitions announced this morning which will drive our continued longer-term growth.

Although we are not giving any official guidance today beyond 2022, these adjustments have taken into consideration the remaining actions that need to be taken on our divestitures as well as other expected pushes and pulls in 2023 as we re-shape and re-base Viatris.

Our Future Capital Allocation Priorities

Now turning to our future capital allocation priorities, for Phase 2 beginning in 2024, we expect the re-shaped and re-based Viatris to generate at least $2.3 billion of free cash flows per year, excluding transaction costs and taxes, of which we intend to earmark approximately 50% annually to be returned to shareholders in the form of dividends and future share repurchases. With the remaining approximately 50%, we intend to identify and be able to re-invest further into our business organically and inorganically with value-creating, financially accretive bolt-on transactions and other potential transactions that fit the mold of what we announced today.

We are very excited as we begin to approach the end of Phase 1 and enter Phase 2 of our strategic plan. After reporting on seven straight strong quarters, we are hopeful that the market will increasingly begin to recognize the value of our strong balance sheet, our ability to generate strong cash flows, our ability to return capital to shareholders through our dividend, and especially now with our commitment to future share repurchase plans given the tremendous under-valuation in our security shown by our current P/E multiple.

Adding to the Growth of the Base Business

Now, in terms of adding to the growth of our base business, when we laid out our strategic vision at our February Investor Event, we discussed business development in the areas of ophthalmology, GI, and dermatology as an important, complementary vehicle to drive inorganic growth for the company. As Michael and Rajiv will elaborate later, we believe that the acquisitions of Oyster Point and Famy Life Sciences are excellent examples that will establish for Viatris a strong foundation for a leading ophthalmology franchise. We expect these acquisitions over time to be substantially additive to both our top line and bottom line and, on a standalone basis, when combined with our commitment to begin repurchasing our shares, we expect these acquisitions be adjusted EPS accretive in 2023.

I would like to personally welcome Dr. Jeffrey Nau, CEO of Oyster Point Pharma, who upon closing will become the newest member of the Viatris management team, and who will be introducing himself and speaking to you shortly. Dr. Nau will be leading our new ophthalmology franchise at Viatris along with his talented and seasoned management team. We have been keenly impressed by Jeff and his team’s accomplishments, and especially by Jeff’s leadership and vision. We are confident that their talent and expertise will be a great asset to Viatris following the closing of the acquisition of Oyster Point Pharma and the complementary acquisition of Famy Life Sciences.

Confidence and Visibility

In terms of the confidence in our ability to execute on all the actions that we have just detailed, when you consider the tremendous operational and financial progress that we have made over the past two years, despite a challenging external backdrop, there is no stronger testament to our entire Company’s ability and capabilities to successfully execute on all facets of our plan than delivering the consistent results that we have. Another notable achievement in our continuing successful integration is having been able to exit substantially all transition services with Pfizer last month. And for all this, the Board of Directors would like to thank the senior management team and all of our approximately 37,000 employees around the globe for their unwavering commitment, dedication, and performance especially during some of the toughest years in this industry, including taking on the global fight against COVID.

Before I conclude my prepared remarks, I would like to provide to the broader investment community a few items from our perspective that might be self-evident but underappreciated:

1.

How truly differentiated our company is amongst many of our peers. I believe that it sometimes gets lost on the investment community that we are no longer just a U.S. generics and specialty pharmaceutical company that is materially exposed to all the volatility and the level of erosion that exists in the U.S. market. In fact, only approximately $1.8 billion out of an estimated $16.5 billion of estimated sales in 2022 will represent total sales of our generics in the U.S. We have deliberately taken steps to minimize such exposure by de-risking our business model in the United States through geographical expansion and also by moving up the value chain with more highly complex products in the United States and elsewhere where our products would be differentiated and with a better financial analog.

2.	Viatris is the only U.S. company with an investment grade credit rating amongst our peers, which we believe is significant and meaningful especially in today’s environment.

3.

With one of the strongest balance sheets among our peers and significant cash flows, we have significant financial flexibility, which we believe positions us to be able to quickly adapt and adjust to the ever-changing global healthcare environment.

4.	We have one of the lowest gross leverage ratios among our peers.

5.	We will be returning a quantum of capital to shareholders through what we believe is an attractive dividend and soon through share repurchases.

6.	The board will continue to look at opportunities to add or even further unlock value when and where we see opportunities.

7.	And lastly, we represent a unique opportunity for the investment community to participate in what we expect to soon be a strong adjusted earnings per share growth story.

Simply put, once our business is re-based, we feel very confident in our future prospects for where we believe we will be able to deliver top-line growth, adjusted EBITDA growth, and adjusted EPS growth. And with our significant cash flow generation, we expect to be able to return capital to shareholders through dividends and share repurchases.

With that, and before I turn the call over to Michael, Rajiv and Sanjeev, I would like to note that, following the call today, we will be commencing our annual shareholder outreach program so please look forward to hearing from us in the coming weeks.

Thank you for your interest in Viatris. I look forward to answering your questions during our Q&A period. I will now turn the call over to Michael.

Forward Looking Statements

This press release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, 2022 financial guidance; our outlooks and expectations with respect to the end of our Phase I strategy in 2023 and our Phase II strategy in 2024-2028 and their related goals, targets, forecasts, objectives and commitments (together, the “Phase I and II Outlooks”); Phase 1 has always been designed as our setup phase for Viatris – it is about building a rock-solid foundation – setting us up for Phase 2, which is expected to be a period of renewed growth and leadership in our sector; our Phase I priorities have been clear: integrate the two organizations, generate $1 billion in cost synergies, de-leverage the balance sheet, pay down at least $6.5 billion in debt, reduce our gross leverage to our long-term target ratio of 3x, and maintain our investment grade credit rating, all while returning capital to shareholders; on track to capturing at least $1 billion of cost synergies by the end of Phase 1; on track to paying down at least $6.5 billion by the end of Phase 1; anticipate that Viatris’ second full year results will only further demonstrate the strength and robustness of our business; anticipate Biocon Biologics transaction to close shortly; intends to begin executing on stock repurchase program; enter agreements to acquire Oyster Point Pharma and Famy Life Sciences for aggregate of $700-$750 million in cash; expects to close in Q1 2023; expects combination of acquisitions and share repurchases to be accretive to adjusted EPS in 2023; anticipates acquisitions will have the potential to add at least $1 billion in net sales and at least $500 million in adjusted EBITDA by 2028; expects approximately $5 to 6 billion in pre-tax proceeds in addition to the proceeds expected from the sale of our biosimilars business; divesting additional non-core assets, including: OTC business, women’s health care business, API business while retaining some selective development API capabilities, and lastly certain geographic markets that were part of the combination with the Upjohn business that are smaller in nature and in which we had no established infrastructure prior to or following the transaction; expect to complete these planned divestitures by the end of 2023, and also expect the proceeds to provide additional significant financial flexibility for both our Phase 1 and Phase 2 commitments; believe that our base business will be well-positioned to deliver 1% organic top-line growth long-term; expect our strong pipeline alone to more than offset our annual base business erosion, which we now expect to be 2-3% beginning in Phase 2 vs. previous forecasts of 4-5% that we modeled for Phase 1; provides financial targets for 2024 to 2028, including top-line total revenues CAGR of approximately ~3%, adjusted EBITDA CAGR of approximately ~4-5%, and adjusted EPS CAGR of approximately ~mid-teens; continues to expect to fully meet Phase 1 financial commitments by end of 2023, including reducing its gross leverage ratio to approximately 3x; expect to receive an additional $8 to $9 billion of aggregate pre-tax proceeds by the end of 2023 from all divestitures, including the biosimilars business; as we enter Phase 2 beginning in 2024, you should think about making the following adjustments from where we see ourselves for 2022: an adjustment of $2.1 billion in revenues and $700 million in adjusted EBITDA to reflect the four planned divestitures just mentioned including our biosimilars business and an adjustment of approximately $300 million in increased R&D expenses, partly due to the impact of the recent SEC guidelines for licensing deals that were previously excluded from adjusted EBITDA but will be included in the future; we expect the re-shaped and re-based Viatris to generate at least $2.3 billion of free cash flows per year, excluding transaction costs and taxes, of which we intend to earmark approximately 50% annually to be returned to shareholders in the form of dividends and future share repurchases and with the remaining approximately 50%, we intend to identify and be able to re-invest further into our business organically and inorganically with value-creating, financially accretive bolt-on transactions and other potential transactions that fit the mold of what we announced today; only approximately $1.8 billion out of an estimated $16.5 billion of estimated sales in 2022 will represent total sales of our generics in the U.S; we will be returning a quantum of capital to shareholders through what we believe is an attractive dividend and soon through share repurchases; we represent a unique opportunity for the investment community to participate in what we expect to soon be a strong adjusted earnings per share growth story; statements about the proposed transaction in which Viatris will, through a wholly-owned subsidiary, acquire all of the outstanding shares of Oyster Point Pharma Inc. (“Oyster Point”) through a tender offer; statements about the transaction pursuant to which Mylan N.V. (“Mylan”) combined with Pfizer Inc.’s Upjohn business (the “Upjohn Business”) in a Reverse Morris Trust transaction (the “Combination”) and Upjohn Inc. became the parent entity of the combined Upjohn Business and Mylan business and was renamed “Viatris Inc.” (“Viatris” or the “Company”), the benefits and synergies of the Combination or our global restructuring program, the Company’s strategic initiatives, including but not limited to potential divestitures and recently announced acquisitions, future opportunities for the Company and its products and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words.

Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination or its global restructuring program within the expected timeframe or at all; the pending Biocon Biologics Transaction and other strategic initiatives, including potential divestitures, may not achieve their intended benefits; operational or financial difficulties or losses associated with the Company’s reliance on agreements with Pfizer in connection with the Combination, including with respect to transition services; the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic; the Company’s failure to achieve expected or targeted future financial and operating performance and results; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws and regulations, including but not limited to changes in tax, healthcare and pharmaceutical laws and regulations globally (including the impact of potential tax reform in the U.S.); the ability to attract and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our information technology systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the Combination; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release or our other filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

In particular, certain statements in this release relate to the Phase I and II Outlooks, including but not limited to providing financial targets for Phase 2 (2024 to 2028), including top-line total revenues CAGR of approximately ~3%, adjusted EBITDA CAGR of approximately ~4-5% and adjusted EPS CAGR of approximately ~mid-teens, expecting approximately $5 to 6 billion in pre-tax proceeds in addition to the proceeds expected from the sale of our biosimilars business; additional benefits of divesting these non-core assets are reduced SG&A cost, reduced capital expenditures, and the aggregate average gross margin profile of these assets is lower than the company’s current gross margin as a whole, expect to receive an additional $8 to $9 billion of aggregate pre-tax proceeds by the end of 2023 from all divestitures, including the biosimilars business, anticipating combined assets from the two transactions announced today to have the potential to add at least $1 billion in net sales and at least $500 million in adjusted EBITDA by 2028, and our gross leverage ratio target. Viatris believes that the assumptions used as a basis for the Phase I and II Outlooks are reasonable based on the information available to management at this time. However, this information is not fact, and you are cautioned not to place undue reliance on any such information. While certain of these statements might use language that imply a level of certainty about the likelihood that Viatris will attain the Phase I and II Outlooks, it is possible that Viatris will not attain them in the timeframe noted or at all. The Phase I and Phase II Outlooks reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Phase I and II Outlooks not to be achieved, or that may change the underlying variables and assumptions on which the Phase I and II Outlooks were based and cause the Phase I and II Outlooks to differ materially, include, but are not limited to, risks and uncertainties relating to our planned acquisitions and divestitures, including whether such transactions are completed on the expected timelines or at all, failure to achieve the anticipated benefits of any acquisitions or divestitures, failure to receive the anticipated cash proceeds of any divestitures, inability to manage base business erosion, failure to bring new products to market on the expected timeframes or at all, failure to execute stock repurchases consistent with current expectations, stock price volatility, higher than anticipated SG&A, gross margins and R&D spend, industry performance, interest rate volatility, foreign exchange rates, tax rates, the regulatory environment and general business and economic conditions, as well as those set forth in the second paragraph of this “Forward Looking Statements” slide. In addition, although certain of the outlooks are presented with numerical specificity, they are still forward-looking statements that involve inherent risks and uncertainties. Further, the Phase I and II Outlooks cover multiple years and such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that any aspect of the Phase I and II Outlooks will be realized or that actual results will not differ materially. Therefore, you should construe these statements regarding the Phase I and II Outlooks only as goals, targets and objectives rather than promises of future performance or absolute statements.

Non-GAAP Financial Measures

This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“U.S. GAAP”). These non-GAAP financial measures, including, but not limited to, adjusted EBITDA, free cash flow, adjusted EPS and gross leverage ratio target are presented in order to supplement investors’ and other readers’ understanding and assessment of the financial performance of Viatris. Free cash flow refers to U.S. GAAP net cash provided by operating activities, less capital expenditures. Adjusted diluted earnings per share (“adjusted EPS”) refers to adjusted net earnings divided by the weighted average diluted shares outstanding for the relevant period. For the third quarter of 2022, Viatris calculated adjusted net earnings as U.S. GAAP net earnings (loss) adjusted for purchase accounting related amortization, litigation settlements and other contingencies, net, interest expense, acquisition related cost, restructuring related costs, share-based compensation expense, other special items included in cost of sales, SG&A expense and other (income) expense, net, and the tax effect of the above items and other income tax related items. For the third quarter of 2022, Viatris calculated adjusted EBITDA as U.S. GAAP net earnings (loss) adjusted for income tax provision (benefit), interest expense and depreciation and amortization (to get to EBITDA) and further adjusted for share-based compensation expense, litigation settlements and other contingencies, net and restructuring, acquisition related and other special items. Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth in this release on our website at https://investor.viatris.com/financial-information/non-gaap-reconciliations, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

Phase II Outlook

The Company is not providing forward-looking information for U.S. GAAP net earnings (loss), U.S. GAAP earnings per share (“U.S. GAAP EPS”) and U.S. GAAP net cash provided by operating activities or a quantitative reconciliation of its Phase II adjusted EBITDA, adjusted EPS and free cash flow outlooks or expectations to their most directly comparable U.S. GAAP measures, U.S. GAAP net earnings (loss), U.S. GAAP EPS and U.S. GAAP net cash provided by operating activities, respectively, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration and acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration and certain other gains or losses, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the relevant periods.

Gross Leverage Target

The stated forward-looking non-GAAP financial measure of long-term gross leverage target of 3.0x, with a range of 2.8x – 3.2x, is based on the ratio of (i) targeted notional gross debt and (ii) targeted Adjusted EBITDA. However, the Company has not quantified future amounts to develop this target but has stated its goal to manage notional gross debt and adjusted earnings and adjusted EBITDA over time in order to generally maintain or reach the target. This target does not reflect Company guidance.

IMPORTANT INFORMATION

The tender offer for the outstanding shares of Oyster Point common stock referenced in this communication has not yet commenced. This document is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of Oyster Point’s common stock, nor is it a substitute for the tender offer materials that Viatris and Oyster Point will file with the United States Securities and Exchange Commission (the “SEC”) on Schedule TO. At the time any such tender offer is commenced, Viatris will file a Tender Offer Statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents with the SEC, and Oyster Point will file a Solicitation/Recommendation Statement relating to such tender offer with the SEC. Oyster Point’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about such tender offer that Oyster Point’s stockholders should consider prior to making any decisions with respect to such tender offer. Once filed, stockholders of Oyster Point will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov.